Exhibit 10.4

FI No: 87906/87907

Serapis: 2016-0719

Biofrontera (EGFF)

Finance Contract

between the

European Investment Bank

and

Biofrontera AG

Luxembourg, 19 May 2017

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THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, represented by Adrian Kamenitzer Director and Stefan Becker, Senior Counsel	(the “Bank”),

of the first part, and

Biofrontera AG, a public listed company incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Leverkusen under the registration number 49717, and having its registered address at Hemmelrather Weg 201.D-51377 Leverkusen, represented by Prof. Dr. Hermann Lübbert, CEO (Vorstandsvorsitzender), and Thomas Schaffer, CFO (Vorstand)	(the “Borrower”).

of the second part.

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WHEREAS

(1)	The Borrower has stated that it is undertaking various research and development programmes as more particularly described in the technical description (the “Technical Description”) set out in Part Al of Schedule A (the “Project”).

(2)	The total cost of the Project, as estimated by the Bank, is EUR 40,500,000 (forty million five hundred thousand euros) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (EUR)

Own funds	20,500,000

Credit from the Bank	20,000,000

TOTAL	40,500,000

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit up to EUR 20,000,000 (twenty million euros).

(4)	The Bank considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower’s request providing to it a credit in an amount up to EUR 20,000,000 (twenty million euros) under this Finance Contract (the “Contract”); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)	The board of directors of the Borrower has authorised the borrowing of the sum of EUR 20,000,000 (twenty million euros) represented by this credit on the terms and conditions set out in this Contract.

(6)	The financial obligations of the Borrower under this Contract are to be guaranteed by the Material Subsidiaries which as at the date of this Contract are Biofrontera Bioscience AG, Biofrontera Pharma GmbH and Biofrontera Inc. (the “Guarantors”) under a guarantee and indemnity (the “Guarantee”) by execution of a guarantee and indemnity agreement in form and substance satisfactory to the Bank (the “Guarantee Agreement”).

(7)	This operation benefits from a guarantee from the European Union under the European Fund for Strategic Investments (“EFSI”).

(8)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

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(9)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its Transparency policy, the purpose of which is to enhance the accountability of the EIB Group towards its stakeholders and the citizens of the European Union in general.

(10)	The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

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NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS

(a)	Interpretation

In this Contract:

(i)	References to Articles, Recitals and Schedules are, save if explicitly stipulated otherwise, references respectively to articles, recitals and schedules to this Contract.

(ii)	References to a provision of law are references to that provision as amended or re-enacted.

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(iv)	This Contract is drafted in the English language. For the avoidance of doubt, the English language version of this Contract shall prevail over any translation of this Contract. However, where a German translation of a word or phrase appears in the text of this Contract, the German translation of such word or phrase shall prevail with respect to any Obligor incorporated in Germany.

(a)	Definitions

In this Contract:

“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day;

“Accepted Tranche” means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline:

“Accounting Reference Date” has the meaning given to it in Article 6.21(s);

“Affiliates” means in relation to a person, a Subsidiary of that person, or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Application Form” means the Borrowers application form for financing dated 18 July 2016:

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute;

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg;

“Cash Pay Margin” means 400 bps;

“Change-of-Control Event” has the meaning given to it in Article 4.03A(3);

“Change-of-Law Event” has the meaning given to it in Article 4.03A(4);

“Compliance Certificate” means a certificate substantially in the form of Schedule E;

“Contract” has the meaning given to it in Recital (4);

“Credit” has the meaning given to it in Article 1.01:

“Default” means an Event of Default or any event or circumstance specified in Article 10.01A which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of the foregoing) be an Event of Default;

“Deferred interest” has the meaning given to it in Article 3.02;

“Deferred Interest Rate” has the meaning given to it in Article 3.02;

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower;

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein;

“Disbursement Date” means the date on which actual disbursement of a Tranche is made by the Bank;

“Disbursement Date Market Capitalisation” has the meaning given to it under Article 3.03;

“Disbursement Date Notional Equity Proportion” has the meaning given to it under Article 3.03;

“Disbursement Offer” means a letter substantially in the form set out in Schedule C;

“Disruption Event” means either or both of

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted;

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)	plus or minus the Group’s share of the profits or tosses (after finance costs and tax) of Non-Group Entities:

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation;

“EFSI” has the meaning given in Recital (7);

“EFSI Regulation” means the Regulation 2015/1017 of the European Parliament and of the Council of 25 June 2015 on the European Fund for Strategic Investments,

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“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety;

“Environmental Approval” means any Authorisation required by Environmental Law;

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means:

(a)	European Union law, including principles and standards;

(b)	German laws and regulations; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment;

“EURIBOR” has the meaning given to it in Schedule B;

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties;

“Event of Default” means any of the circumstances, events or occurrences specified in Article 10.01;

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

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(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS);

“Final Availability Date” means the date falling 2 (two) years from and (including) the date of this Contract;

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date;

“Financial Year” means the annual accounting period of the Group ending on the Accounting Reference Date;

“Floating Rate” means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to EURIBOR plus the Cash Pay Margin;

“Floating Rate Reference Period” means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche;

“GAAP” means generally accepted accounting principles in Germany (Grundsätze ordnungsgemäßer Buchführong) under the German Commercial Code (Handelsgesetzbuch) including, where permitted by the German Commercial Code (Handelsgesetzbuch) or other applicable law (and with respect to any US Guarantor means the generally accepted accounting principles and rules used in the US), including IFRS;

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person acting in good faith and carrying out the same type of activity under the same or equivalent circumstances and conditions and acting generally in accordance with applicable law;

“Group” means the Borrower and its Affiliates from time to time;

“Guarantee” means a guarantee and indemnity to the Bank guaranteeing the performance by the Borrower of all of its obligations under this Contract;

“Guarantee Agreement” means each guarantee and indemnity agreement executed by a Guarantor, in form and substance satisfactory to the Bank;

“Guarantor” means:

(a)	as at the date of this Contract, Biofrontera Bioscience GmbH, Biofrontera Pharma GmbH and Biofrontera Inc.; and

(b)	and any other company which becomes a Guarantor in accordance with Article 7.01.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

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“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes: tax evasion, tax fraud, fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism, organised crime or any illegal activity that may affect the financial interests of the EU according to applicable law:

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange:

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any finance lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid:

(j)	indebtedness arising under a securitisation: or

(k)	other transaction which has the commercial effect of borrowing;

“Indemnifiable Prepayment Event” means a Prepayment Event other than those specified in Article 4.03A(2) or Article 4.03A(5);

“Intellectual Property Rights” means, including without limitation, intellectual property of every designation (including patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm undertaking, association, joint venture or partnership or any other entity;

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“Lead Organisation” means the European Union, the United Nations, the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force and the Organisation for Economic Cooperation and Development;

“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract;

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System as in effect from time to time;

“Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC;

“Material Adverse Change” means, any event or change of condition, which, in the opinion of the Bank has a material adverse effect on:

(a)	the ability of the Borrower or any Guarantor to perform its obligations under this Contract or any Guarantee (as applicable);

(b)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, any Guarantor or the Group as a whole; or

(c)	the validity or enforceability of, or the rights or remedies of the Bank under this Contract or any Guarantee;

“Material Subsidiary” means any Subsidiary of the Borrower from time to time, whose gross revenues, total assets or EBITDA represents not less than 5% (five per cent) of (i) the consolidated gross revenues of the Group taken as a whole and attributable to the shareholders of the Borrower or, (ii) the consolidated total assets of the Borrower and its Subsidiaries taken as a whole or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group;

“Maturity Date” means the sole repayment date of a Tranche specified pursuant to Article 4.01;

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest;

“Obligor” means a Borrower or a Guarantor;

“Payment Date” means the quarterly dates specified in the Disbursement Offer until the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01;

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“Permitted Acquisition” means an acquisition:

(a)	by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances permitted by Article 6.06;

(b)	by the Borrower or any other member of the Group of shares or other ownership interests by way of acquisition of a wholly owned shelf company, provided that such company is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development;

(c)	of shares or other ownership interests in a Target Entity, which do not exceed an aggregate amount of EUR 2,000,000 (two million euros) during the term of the Credit.

but, in relation to paragraphs (b), and (c) above, only if:

(ii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired Target Entity, business or undertaking is engaged in a business similar or complementary to the business carded on by the Group as at the date of this Contract,

(iii)	the acquired Target Entity, business or undertaking is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)	legal and financial due diligence reports (including customary reliance letters) and a business plan (in the form of the most recent budget supplemented to account for the effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)	the Borrower demonstrates that the acquisition has been approved by the Borrower’s board of directors;

“Permitted Disposal” means any act effecting a sale, transfer, lease or other disposal:

(a)	related to the sale of finished products and/or services made on arm’s length terms in the ordinary course of business of the Borrower or other member of the Group;

(b)	by one Obligor to another Obligor;

(c)	for cash in an amount reflecting or exceeding the fair market value of such assets, which is reinvested in assets of comparable or superior type, value and quality;

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(d)	(other than shares, businesses or Intellectual Property Rights) made in exchange for other assets comparable or superior as to type, value and quality;

(e)	constituted by a licence of Intellectual Property Rights in the ordinary course of business;

(f)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent) of their initial value or which are obsolete: or

(g)	excluding any disposal permitted under (a) to (f) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed EUR 1,000,000 (one million euros) during the term of the Credit,

“Permitted Guarantees” means guarantees issued in the ordinary course of trade by any member of the Group:

(a)	under or in connection with any Guarantee Agreement;

(b)	under or in connection with any negotiable instruments;

(c)	under or in connection with any performance bond;

(d)	in connection with any Permitted Indebtedness;

(e)	to another member of the Group; or

(f)	in the ordinary course of business,

provided that at any point in time the guarantees issued pursuant to (a) to (f) above do not guarantee an aggregate amount of EUR 1,000,000 (one million euros) or greater;

“Permitted Indebtedness” means Indebtedness of the Borrower and/or members of the Group incurred under

(a)	this Contract,

(b)	existing Indebtedness as at the date of this Contract listed in Schedule G (Existing Indebtedness);

(c)	any deferred purchase arrangements for assets or services acquired in the ordinary course of its business which is:

(i)	on terms that require the indebtedness to be repaid within 60 days of delivery of the goods or performance of the services, as the case may be, and

(ii)	not more than 30 days overdue;

(d)	leasing costs, incurred in the ordinary course of its business, for non-specific company assets, provided that the capital value of the assets does not exceed EUR 2,500,000 in aggregate at any one time;

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(e)	any finance or capital leases of equipment if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 250,000 (two hundred and fifty thousand euros) (or its equivalent in another currency or currencies);

(f)	the leasing agreement of the Borrower’s business premises;

(g)	a Permitted Guarantee;

(h)	any intercompany loan made by one Obligor to another Obligor, provided such intercompany loan is on arms’ length terms;

(i)	excluding Indebtedness permitted under (a) to (f) above, Indebtedness which does not exceed EUR 1,000,000 (one million euros); or

(j)	any other Indebtedness incurred with the prior written consent of the Bank;

“Permitted Merger” means any amalgamation, demerger, merger or corporate reconstruction which, in the reasonable opinion of the Bank, does not result in a Material Adverse Change and which is on a solvent basis, and where:

(a)	only members of the Group are involved;

(b)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(c)	where the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrowers obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it,

“Permitted Payments” means:

(a)	shares purchased from former employees, managers or directors, provided that such shares were awarded under a share programme of the Borrower;

(b)	any payments required to be made under any intercompany loan or intercompany service agreement made by one Obligor to another Obligor, provided such intercompany loan or intercompany service agreement is on arms’ length terms; and

(c)	any other payments made with the prior written consent of the Bank, in each case without double counting:

“Permitted Security” means any security permitted under Article 7.02(b);

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“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A;

“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount;

“Prepayment Event” means any of the events described in Article 4.03A;

“Prepayment Fee” means the prepayment fee payable in accordance with Article 4.02B;

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 4.02C;

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A;

“Project” has the meaning given to it in Recital (1);

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December from the date of this Contract until the Maturity Date;

“Regulations T, U, X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor);

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR;

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of the second Financial Quarter of a Financial Year;

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List, or a person acting on behalf of such a person;

(b)	located in or organised under the laws of a country or territory that is the subject of country- or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person; or

(c)	otherwise a subject of Sanctions;

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

“Sanctions Authority” means;

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(a)	the Security Council of the United Nations;

(b)	the US;

(c)	the European Union:

(d)	the UK; and

(e)	the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the US Department of State and Her Majesty’s Treasury:

“Sanctions List” means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Scheduled Disbursement Date” means the dale on which a Tranche is scheduled to be disbursed in accordance with Article 1.02B;

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Subsidiary” means:

(a)	a subsidiary (Tochterunternehmen) within the meaning of section 17 German Stock Corporation Act (Aktiengesetz) or section 290 German Commercial Code (Handelsgesetzbuch) in relation to the Borrower; and

(b)	any other entity of which the Borrower has direct or indirect control or owns beneficially directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to control the composition of or direct the management (Geschäftsleitung) and the policies (Geschäftspolitik) of the entity, whether through the ownership of voting capital, by contract or otherwise;

“Target Entity” means any limited liability company, corporation, limited liability partnership or any equivalent;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Technical Description” has the meaning given to it in Recital (1);

“Total Assets” means the total consolidated assets of the Group, as shown in the Borrowers latest consolidated financial statements;

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“Tranche” means each disbursement made or to be made under this Contract. In case no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 1.02B;

“US” means the United States of America; and

“US Guarantor” means any Guarantor organised under the laws of the US, any state thereof or the District of Columbia.

ARTICLE 1

Credit and Disbursements

1.01	Amount of Credit

By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of up to EUR 20,000,000 (twenty million euros) for the financing of the Project (the “Credit”).

1.02	Disbursement procedure

1.02A	Tranches

The Bank shall disburse the Credit in up to four Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of EUR 5,000,000 (five million euros).

1.02B	Disbursement Offer

Subject to Article 1.04 and upon request by the Borrower the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount and currency of the Tranche;

(b)	the Scheduled Disbursement Date, which shall be a Relevant Business Day falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the Cash Pay Margin applicable until the Maturity Date;

(d)	the Disbursement Date Market Capitalisation;

(e)	the Disbursement Date Notional Equity Proportion;

(f)	the Deferred Interest Rate;

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(g)	the payment dates and interest payment periodicity for the Tranche, in accordance with the provisions of Article 3.01;

(h)	the first Payment Date for the Tranche;

(i)	the Maturity Date; and

(j)	the Disbursement Acceptance Deadline.

1.02C	Disbursement Acceptance

The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be accompanied:

(a)	by the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D; and

(b)	by evidence of the authority of the person or persons authorised to sign the Disbursement Acceptance and the specimen signature of such person or persons or a declaration by the Borrower that no change has occurred in relation to the authority of the person or persons authorised to sign Disbursement Acceptances under this Contract.

If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided that the conditions under Article 1.04 are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline.

1.02D	Disbursement Account

Disbursement shall be made to such account of the Borrower as the Borrower shall notify in writing to the Bank in the Disbursement Acceptance.

Only one account may be specified for each Tranche.

1.03	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

1.04	Conditions of disbursement

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1.04A	First Tranche

The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank, in form and substance satisfactory to it, before the date falling 5 Business Days before the Disbursement Offer, of the following documents or evidence:

(a)	a certified copy of the resolution of the competent body (management board (Vorstand)) of the Borrower duly authorising the execution of this Contract and duly authorising the person or persons signing this Contract on behalf of the Borrower together with the specimen signature of each such person or persons;

(b)	a certified copy of the resolution of the competent body (management board (Geschäftsführung) and CEO, respectively and with respect to a Guarantor that is a US Guarantor, its board of directors or other management body)) of each Guarantor duly authorising the execution of the Guarantee Agreement and duly authorising the person or persons signing the Guarantee Agreement on behalf of each Guarantor together with the specimen signature of each such person or persons;

(c)	evidence that the Borrower has obtained all necessary Authorisations required in connection with this Contract and the Project:

(d)	evidence that this Contract has been executed by the Borrower,

(e)	the duly executed Guarantee Agreement in a form and substance satisfactory to the Bank;

(f)	a legal opinion of Ashurst LLP, addressed to the Bank, in form and substance satisfactory to the Bank, on the legality, validity and enforceability of this Contract and distributed to the Bank prior to the signing of this Contract;

(g)	a legal opinion of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Mevissenstraße 15, 50668 Cologne, Germany, legal adviser to the Borrower, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of the Borrower, the authority and capacity of the Borrower to enter into this Contract and on the due execution and choice of law of this Contract;

(h)	a legal opinion of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Mevissenstraße 15, 50668 Cologne, Germany, legal adviser to each Guarantor, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of each Guarantor incorporated in Germany, the authority and capacity of each Guarantor incorporated in Germany to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement;

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(i)	legal opinion of Foley Hoag LLP, legal adviser to the US Guarantor, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of the US Guarantor, the authority and capacity of the US Guarantor to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement;

(j)	evidence of the latest audited financial statements of the Borrower and each Guarantor;

(k)	an up-to date pdf copy from the German commercial register (Handelsregister) with regard to the Borrower and each Guarantor incorporated in Germany;

(l)	a pdf copy of the list of shareholders (Geselischafterliste) of each Guarantor, if applicable;

(m)	a pdf copy of the articles of association (Setzung) of the Borrower and each Guarantor (and with respect to a US Guarantor. its certificate of incorporation or other organizational document) and the rules of procedure of the management board (Geschäftsordnung), supervisory board (Aufsichtsrat) and/or advisory board (Beirat), and with respect to a US Guarantor, its by-laws or other operating document, if any;

(n)	the Group structure chart showing the Group as of the date of this Contract;

(o)	a certificate of an authorised signatory of the Borrower and each Guarantor certifying that each copy document relating to it specified in this Article 1.04A is correct, complete and in full force and effect as at a date no earlier than the date of this Contract,

(p)	evidence that insurances in accordance with the requirements of Article 6.05(c) are in place;

(q)	evidence of appointment of the Borrowers and each Guarantors’ agent of service;

(r)	evidence of payment of all the fees and expenses as required under this Contract and the Guarantee Agreement;

(s)	in the case of each Guarantor that is a US Guarantor, a certificate as to the existence and good standing of such Guarantor from the appropriate governmental authorities in such Guarantor’s jurisdiction of organisation;

(t)	a solvency certificate signed by the chief financial officer, chief accounting officer or other similar officer of each Guarantor that is a US Guarantor in form and substance reasonably satisfactory to the Bank; and

(u)	a copy of any other document, authorisation, opinion or assurance which the Bank considers to be necessary (if it has notified the Borrower and each Guarantor accordingly) in connection with the entry into and performance of this Contract.

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1.04B	Further Conditions Precedent for all Trenches

The disbursement of each Tranche under Article 1.02, including the first, is subject to the following conditions:

(a)	that the Bank has received, in form and substance satisfactory to it, before the date falling 5 Business Days before the Disbursement Offer for the proposed Tranche, the following documents or evidence:

(i)         a certificate from the Borrower in the form of Schedule D, signed by an authorised representative of the Borrower and dated no earlier than the date falling 10 (ten) days before the Scheduled Disbursement Date;

(ii)        evidence of each Guarantors consent to the Borrower’s acceptance of the Disbursement Offer;

(iii)       evidence of the authority of the person or persons authorised to sign each Guarantor’s consent under paragraph (ii) above and the specimen signature of such person or persons; and

(iv)       a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Contract or the validity and enforceability of the same;

(b)	that on the Disbursement Date for the proposed Tranche:

(i)         the representations and warranties which are repeated pursuant to Article 6.21 are correct in all respects;

(ii)        no Default has occurred and is continuing or would result from the disbursement of the proposed Tranche; and

(iii)       no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute a Prepayment Event (other than pursuant to Article 4.03A(1) (Project Cost Reduction) or Article 4.03A(2) (Pari Passu to Non-EIB Financing)), or would result from the disbursement of the proposed Tranche;

(c)	if the amount of the proposed Tranche, when aggregated with the Loans outstanding under all Tranches is more than EUR 10,000,000, the Bank has received before the Disbursement Offer for the proposed Tranche, (in form and substance satisfactory to it) evidence of Group consolidated revenues of over EUR 15 million on a 12-month rolling basis: and

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(d)	if the amount of the proposed Tranche, when aggregated with the Loans outstanding under all Tranches is more than EUR 15,000,000, the Bank has received before the Disbursement Offer for the proposed Tranche, the following documents or evidence (in form and substance satisfactory to it):

(i)         evidence of Group consolidated revenues of over EUR 35 million on a 12-month rolling basis, and

(ii)        evidence of an equity raise of at least EUR 5 million.

1.05	Cancellation

1.05A	Borrower’s right to cancel

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of an Accepted Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice.

1.05B	Bank’s right to cancel

The Bank may, by notice in writing to the Borrower, cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect:

(a)	upon the occurrence of a Prepayment Event other than pursuant to Articles 4.03A(1) or 4.03A(2), a Default or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Articles 4.03A(1) or 4.03A(2); or

(b)	by an amount equal to the amount by which it is entitled to cancel the Credit pursuant to Articles 4.03A(1) or 4.03A(2).

1.05C	Indemnity for cancellation of a Tranche

If an Accepted Tranche is not disbursed on the Scheduled Disbursement Date because the conditions precedent set out in Article 1.04 are not satisfied on such date, such Tranche shall be cancelled and, the Borrower shall indemnify the Bank under Article 4.02B.

If pursuant to Article 1.05A, the Borrower cancels any part of the Credit it shall indemnify the Bank under Article 4.02B.

if the Bank cancels:

(a)	an Accepted Tranche upon an Indemnifiable Prepayment Event, the Borrower shall indemnify the Bank as per Article 4.02B; or

(b)	an Accepted Tranche upon an Event of Default, the Borrower shall indemnify the Bank under Article 10.03.

Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.

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1.06	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Acceptance has been made in accordance with Article 1.02C shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of either party.

1.07	Sums due under Article 1

Sums due under Article 1 shall be payable in EUR. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 2

The Loan

2.01	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

2.02	Currency of repayment, interest and other charges

Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed.

Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

ARTICLE 3

Interest

3.01	Payment of cash interest

(a)	Subject to Article 3.02 and Article 3.03, the Borrower shall pay interest on the outstanding balance of each Tranche at the Floating Rate quarterly in arrears on the relevant Payment Dates, as specified in the Disbursement Offer commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

(b)	The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period

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(c)	Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01. If the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.

3.02	Payment of deferred interest

In addition to the interest referred to in Article 3.01 and 3.03, the Borrower shall pay, on the Maturity Date of the relevant Tranche (and as specified in the relevant Disbursement Offer) interest at the Deferred Interest Rate which accrues on a daily basis on the outstanding amount of each Tranche during the period starting on the Disbursement Date of such Tranche and ending on the Maturity Date of the relevant Tranche (or on any date earlier than that Maturity Date in the event of a prepayment or an acceleration of all or part of that Tranche) (the “Deferred Interest”).

For the purposes of this Contract “Deferred Interest Rate” means a fixed interest rate of 6% per annum.

3.03	Payment of performance participation interest

(a)	In addition to the interest referred to in Article 3.01 and Article 3.02, the Borrower shall pay, on the Maturity Date of the relevant Tranche (or on any date earlier than that Maturity Date in the event of a prepayment or an acceleration of all or part of that Tranche) an amount equal to the Performance Participation Interest in respect of that Tranche.

(b)	The Borrower and the Bank hereby agree that the calculations illustrated as examples of the Performance Participation Interest under Schedule F, fairly represent the intention of the Parties.

For the purposes of this Contract:

“Auditor” means any firm of accountants with sufficient skill and expertise and appropriate geographical reach or any other firm approved in advance by the Bank (such approval not to be unreasonably withheld or delayed);

“Disbursement Date Notional Equity Proportion” means the Bank’s notional equity share in the Borrower’s issued share capital calculated as at the Disbursement Offer of a relevant Tranche as follows:

Disbursement Date Notional Equity Proportion = the amount expressed as a per centage of (Amount of the Tranche) x (Participation Interest Notional Rate) x (Term of the Tranche) / (Disbursement Date Market Capitalisation);

“Disbursement Date Market Capitalisation” means the Market Capitalisation of the Borrower’s entire issued share capital as notified by the Bank in the Disbursement Offer;

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“Market Capitalisation” means:

(a)	for so long as the Borrower is listed for trading on the Frankfurt Stock Exchange, the market value of the issued share capital of the Borrower shall be calculated on the basis of a non-weighted average closing price of the shares in the Xetra trading system over a period equal to 90 Trading Days prior to the Disbursement Date or the Maturity Date of the relevant Tranche (as applicable); and

(b)	if at any time the Borrower is de-listed from trading on the Frankfurt Stock Exchange, the market value of the issued share capital of the Borrower on the Disbursement Date or the Maturity Date (or on any date earlier than that Maturity Date in the event of a prepayment or an acceleration of all or part of that Tranche) shall be determined by an Auditor (at the cost of the Borrower) and such Auditor shall attribute a value to the appropriated financial collateral in a commercially reasonable manner;

“Maturity Date Market Capitalisation” means the Market Capitalisation of the Borrower’s entire issued share capital in relation to the Maturity Date (or on any date earlier than that Maturity Date in the event of a prepayment or an acceleration of all or part of that Tranche);

“Participation Interest Notional Rate” means a fixed interest rate of 2% per annum;

“Performance Participation Interest” means the amount expressed in Euros notified by the Bank to the Borrower representing the value of the Bank’s notional equity return in the Borrower’s issued share capital based on (i) the Bank’s Disbursement Date Notional Equity Proportion and (ii) the Maturity Date Market Capitalisation, calculated as follows:

Performance Participation Interest = (Disbursement Date Notional Equity Proportion) x (Maturity Date Market Capitalisation).

provided that, other than in the case of a voluntary prepayment, the maximum Performance Participation Interest payable in respect of a Tranche shall not exceed an amount equal to 4% per annum; and

“Trading Day” means a day (other than a Saturday or Sunday) on which the Frankfurt Stock Exchange is open for trading.

3.04	Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by it under this Contract on its due date, interest shall accrue (subject to mandatory provisions of the applicable laws) on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to Trenches, the applicable Floating Rate plus 2% (200 basis points); or

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(b)	for overdue sums other than under (i) above, EURIBOR plus 2% (200 basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining the EURIBOR in relation to this Article 3.04, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank far transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

ARTICLE 4

Repayment

4.01	Repayment

The Borrower shall repay each Tranche, together with all other outstanding amounts under this Contract in relation to the Tranche, in a single instalment on the Maturity Date specified in the Disbursement Offer relating to that Tranche being a Payment Date falling 5 years from the Scheduled Disbursement Date of that Tranche.

4.02	Voluntary prepayment

4.02A	Prepayment option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may at any time after the first anniversary of the relevant Disbursement Date prepay all or part of any Tranche, together with accrued interest (including Deferred Interest and Performance Participation Interest) and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month’s prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment amount in line with Article 5.05(c)(i); and (iv) the contract number (“Fl nr”) mentioned on the cover page of this Contract.

Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.

4.02B	Prepayment Fee

Upon prepayment of all or part of any Tranche under Article 4.02 or cancellation under Article 1.05C, the Borrower shall pay a fee, for each Tranche, as follows:

(a)	a fee of 6% of the Prepayment Amount if the Prepayment Date is on or after the first anniversary of the relevant Disbursement Date but before the second anniversary of such Disbursement Date; or

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(b)	a fee of 3% of the Prepayment Amount if the Prepayment Date is on or after the second anniversary of the relevant Disbursement Date but before the third anniversary of such Disbursement Date; or

(c)	a fee of 1.5% of the Prepayment Amount if the Prepayment Date is on or after the third anniversary of the relevant Disbursement Date but before the fourth anniversary of such Disbursement Date,

with each fee being payable on the applicable Prepayment Date.

For the avoidance of doubt, no such fee shall be payable if the Prepayment Date is on or after the fourth anniversary of the relevant Disbursement Date.

4.02C	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shalt specify the Prepayment Amount, the accrued interest due thereon (including any Deferred Interest and Performance Participation Interest), the Prepayment Fee payable under Article 4.02B or, as the case may be, that no fee is due, the method of application of the Prepayment Amount and the Acceptance Deadline.

If the Borrower accepts the Prepayment Notice no later than by the Acceptance Deadline, it shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.

The Borrower shall accompany the prepayment by the payment of accrued interest (including Deferred Interest and Performance Participation Interest) and fee, if any, due on the Prepayment Amount, as specified in the Prepayment Notice.

4.03	Compulsory prepayment

4.03A	Prepayment Events

4.03A(1) PROJECT COST REDUCTION

If the total cost of the Project falls below the figure stated in Recital (2) so that the amount of the Credit exceeds 50% (fifty per cent) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan up to the amount by which the Credit exceeds 50% (fifty per cent) of the total cost of the Project. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

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4.03A(2) PARI PASSU TO NON-EIB FINANCING

If the Borrower (or any other member of the Group) or a Guarantor voluntarily prepays (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) a part or the whole of any Non-EIB Financing and:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid;

the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

This Article 4.03(A)(2) shall not apply to a voluntary prepayment by the Borrower of the following:

(a)	a prepayment of an outstanding option bond due 1 January 2018 (as set out under Schedule G (Existing Indebtedness));

(b)	a prepayment of a convertible bond due 1 January 2021 (as set out under Schedule G (Existing Indebtedness)) in accordance with the terms of the “Early Redemption for reasons of minimal outstanding Principal Amount” provision listed under the relevant part of the column entitled “De-minimis repayment provisions” of Schedule G (Existing Indebtedness)); and

(c)	a prepayment of a convertible bond due 1 January 2022 (as set out under Schedule G (Existing Indebtedness)) in accordance with the terms of the “Early Redemption for reasons of minimal outstanding Principal Amount” provision listed under the relevant part of the column entitled “De-minimis repayment provisions” of Schedule G (Existing Indebtedness)).

For the purposes of this Article, “Non-EIB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other member of the Group)) or a Guarantor, credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other member of the Group) or a Guarantor for a term of more than 3 (three) years.

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4.03A(3) CHANGE OF CONTROL

The Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur in respect of itself or any Guarantor. At any time after the occurrence of a Change-of-Control Event, the Bank may, try notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

In addition, if the Borrower has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation, or (b) at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date failing not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article

(a)	a “Change-of-Control Event” occurs if any person or group of persons acting in concert gains control of the Borrower or of the entity directly or ultimately controlling the Borrower;

(b)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal): and

(c)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

4.03A(4) CHANGE OF LAW

The Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

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The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair the Borrower’s or Guarantor’s ability to perform its obligations under this Contract or any guarantee provided in respect of this Contract.

4.03A(5) ILLEGALITY

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.

4.03B	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 4.03A together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any fee or indemnity due under Article 4.03C and Article 4.04, shall be paid on the date indicated by the Bank in its notice of demand.

4.03C	Prepayment fee

In the case of an indemnifiable Prepayment Event, the fee, if any, shall be determined in accordance with Article 4.02B.

4.04	General

A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

If the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

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ARTICLE 5

Payments

5.01	Day count convention

Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions in respect of interest and indemnities due under a Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed.

5.02	Time and place of payment

Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Each sum payable by the Borrower under this Contract shall be paid to the relevant account notified by the Bank to the Borrower. The Bank shall notify the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.

The Borrower shall indicate in each payment made hereunder the contract number (“Fl nr”) found on the cover page of this Contract.

A sum due from the Borrower shall be deemed paid when the Bank receives it.

Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.

5.03	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.04	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

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(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.

5.05	Application of sums received

(a)	General

Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of

(i)         first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)        secondly, any accrued interest due but unpaid under this Contract,

(iii)       thirdly, any principal due but unpaid under this Contract; and

(iv)       fourthly, any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)         The Bank may apply sums received between Tranches at its discretion

(ii)        In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6

Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

A.	Project undertakings

6.01	Use of Loan and availability of other funds

The Borrower shall use all amounts borrowed by it under the Loan for the execution of the Project.

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The Borrower shall ensure that it has available to it the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project

The Borrower shall or shall procure that the Project is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

6.03	Increased cost of Project

If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Borrower shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure

The Borrower shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

6.05	Continuing Project undertakings

The Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all project assets as required to keep such assets in good working order;

(b)	Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all or substantially all the project assets or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank’s interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)	Insurance: insure all works and property forming part of the Project with first class insurance companies in accordance with Good Industry Practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all Authorisations necessary for the execution and operation of the Project; and

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(e)	Environment:

(i)         implement and operate the Project in compliance with Environmental Law;

(ii)        obtain and maintain requisite Environmental Approvals for the Project; and

(iii)       comply with any such Environmental Approvals;

On becoming aware of any breach of this Article 6.05(e).

A.	the Borrower shall promptly notify the Bank;

B.	the Borrower and the Bank will consult for 15 Business Days from the date of notification (the consultation period) with a view to agreeing the manner in which the breach should be rectified; and

C.	the Borrower will use its best endeavours to comply with the provisions set out in paragraphs (i) to (iii) (inclusive) above and shall in any event remedy the breach within 30 Business Days of the end of the consultation period.

(f)	Integrity: take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of an Illegal Activity perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrowers activity in relation to the Loan or the Project;

(g)	Integrity Audit Rights: ensure that all contracts under the Project to be procured after the date of signature of this Contract in accordance with European Union Directives on procurement provide for;

(i)         the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Illegal Activities related to the Project;

(ii)        the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Project; and

(iii)       the Bank’s right, in relation to an alleged Illegal Activity, to review the books and records of the relevant contractor in relation to the Project and to take copies of documents to the extent permitted by law.

B.       General undertakings

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6.06	Disposal of assets

The Borrower shall not, and shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of the Borrowers or ether Group member’s business, undertaking or assets, including any Intellectual Property Rights or any shares or securities of any entity or business undertaking, unless such disposal is a Permitted Disposal.

For the purposes of this Article, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

6.07	Compliance with laws, Hedging, US regulations, Sanctions and Anti-Money Laundering

6.07A	Compliance with laws

The Borrower shall, and shall procure that each other member of the Group (including the Guarantors) shall, comply in all respects with all laws and regulations to which it or the Project is subject.

6.07B	Hedging

The Borrower shall not, and shalt procure that each other member of the Group shall not enter into any derivative transaction other than non-speculative currency hedging transactions on market standard terms in connection with Group’s business in the US.

6.07C	US Governmental Regulation

(a)	The Borrower shall not, and shall procure that each member of the Group and any of their respective Subsidiaries shall not, be subject at any time to regulation under the US Federal Power Act or the US Interstate Commerce Act or under any other US federal or state statute or regulation which may limit its ability to incur or guarantee indebtedness or which may otherwise render all or any portion of their respective obligations under the Contract or any Guarantee Agreement unenforceable.

(b)	The Borrower shall not at any time, and shall procure that each member of the Group and any of their respective Subsidiaries shall not any time, be an “investment company” or a company “controlled” by an “investment company’ as defined in, or subject to regulation under, the US Investment Company Act of 1940, as amended.

6.07D	US Securities Activities and Margin Regulations

(a)	The Borrower shall not at any time, and shall procure that each member of the Group and any of their respective Subsidiaries shall not at any time, engage principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying any Margin Stock.

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(b)	No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System.

6.07E	Sanctions

The Borrower shall not, and shall procure that each member of the Group and any of their respective Subsidiaries shall not, nor any of their respective Subsidiaries, any directors, officers, employees, agents, Affiliates of each of the foregoing:

(a)	be a Restricted Party or engage in or be engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(b)	be subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(c)	engage in or be engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it or

(d)	engage or be engaged, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

6.07F	Anti-Money Laundering

The Borrower shall at all times, and shall procure that each member of the Group and any of their respective Subsidiaries shall at all times be in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended. No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.08	Change in business

The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

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6.09	Merger

The Borrower shall not, and shall ensure that no other member of the Group shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction is a Permitted Merger.

6.10	Ownership

(a)	The Borrower shall maintain not less than 51% (fifty one per cent) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b)	The Borrower shall in aggregate maintain not less than 100% (one hundred per cent) of the share capital, directly or indirectly, of each Guarantor, unless prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a majority owned subsidiary (meaning ownership of 50.1% (fifty point one per cent) or more) through any means, including but not limited to acquisition, creation and spin-off.

(d)	The undertakings in paragraphs (a) and (h) above shall be calculated in accordance with GARP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

6.11	Books and records

The Borrower shalt ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

6.12	Visibility

The Borrower agrees to cooperate with the Bank to ensure that any press releases or publications made by the Borrower regarding the financing and the Project include an appropriate acknowledgment of the financial support provided by the Bank with the backing of the European Union through EFSI.

6.13	Acquisitions

The Borrower shall not, and shall ensure that no other member of the Group shall invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), unless:

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(a)	with the prior written consent of the Bank; or

(b)	such acquisition is a Permitted Acquisition.

6.14	Indebtedness

The Borrower shall not, and shalt ensure that no other member of the Group shall incur any Indebtedness, unless:

(a)	with the prior written consent of the Bank; or

(b)	such Indebtedness is Permitted Indebtedness.

6.15	Guarantees

The Borrower shall not, and shall procure that no other member of the Group will issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person unless:

(a)	with the prior written consent of the Bank; or

(b)	such guarantees are Permitted Guarantees.

6.16	Permitted Payments

The Borrower shall not, and shall procure that no other member of the Group shall declare or distribute dividends, or make any payment in respect of any intercompany loan, or return or purchase shares unless:

(a)	with the prior written consent of the Bank;

(b)	such payments are Permitted Payments;

(c)	such distribution of dividends is made from one Obligor to another Obligor; or

(d)	it relates to the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group.

6.17	Intellectual Property Rights

The Borrower shall, and shall procure that each other member of the Group shall, (i) safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Project in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Project in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Project will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a member of the Group are capable of registration, are registered to that Obligor.

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6.18	Maintenance of Status

The Borrower shall, and shall procure that each other member of the Group shall, remain duly incorporated and/or organised and validly existing as a corporate or other legal entity (as applicable) with limited liability under the jurisdiction in which it is incorporated or organised (and with respect to any US Guarantor, is in good standing under its jurisdiction of incorporation or organisation or formation) that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

6.19	Eligibility Prerequisites

The Borrower shall, and shall procure that each other member of the Group shall, satisfy the eligibility prerequisites, as amended from time to time, that are required to be satisfied in order to obtain finance under the joint initiative between the Bank and the European Commission as set out in Recital (8).

6.20	Illicit origin

The Borrower shall, and shall procure that each other member of the Group shall, promptly inform the Bank if at any time it becomes aware of any funds that are invested in the Project by the Borrower or by any other member of the Group that are of illicit origin, including products of money laundering or linked to the financing of terrorism.

6.21	General Representations and Warranties

The Borrower represents and warrants to the Bank that:

(a)	it is duly incorporated and validly existing as a public listed company under the laws of Germany and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	this Contract constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not

(i)         contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

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(ii)        contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract; and

(iii)       contravene or conflict with any provision of its articles of association (Satzung) or the rules of procedure of the management board (Geschäftsordnung), supervisory board (Aufsichtsrat) and/or advisory board (Beirat), if any;

(e)	the latest available consolidated audited accounts of the Borrower and if applicable each Guarantor have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower;

(f)	there has been no Material Adverse Change since 9 November 2016;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted, or if adversely determined is reasonably likely to result in, a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award;

(i)	it has obtained all necessary Authorisations in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(j)	its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(k)	it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no Environmental Claim has been commenced or is threatened against it;

(l)	no financial covenants have been concluded with any other creditor of the Borrower other than the covenants disclosed to the Bank under Schedule G (Existing Indebtedness);

(m)	the Group structure chart delivered in accordance with Article 1 .04A(m) is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract;

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(n)	it is not required to make any deduction for or on account of any Tax from any payment it may make under this Contract;

(o)	to the best of its knowledge, no funds invested in the Project by the Borrower or by its controlling entities or by another member of the Group are of illicit origin, including products of money laundering or linked to the financing of terrorism. The Borrower shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds;

(p)	all Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them;

(q)	it has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means;

(r)	with respect to Taxes which have not fallen due or which it is contesting, it is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP;

(s)	the accounting reference date of the Borrower is 31 December (the “Accounting Reference Date);

(t)	under the laws of Germany it is not necessary that this Contract be filed, recorded or enrolled with any court or other authority in Germany or that any stamp, registration or similar tax be paid on or in relation to this Contract, or the transactions contemplated by this Contract;

(u)	any factual information provided by the Borrower and any member of the Group for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(v)	the Borrower has no Indebtedness outstanding other than the Permitted Indebtedness;

(w)	neither it, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process;

(x)	it has done, or will have done by the appropriate time for the Project to be implemented in accordance with this Contract, all that is reasonably required to obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Project in accordance with this Contract including complying with all contractual provisions;

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(y)	to the best of its knowledge and belief, having made reasonable enquiry the implementation of the Project in accordance with this Contract, will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights;

(z)	the pension schemes for the time being operated by the Borrower (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained;

(aa)	it is in compliance with all applicable European Union and German legislation, including any applicable anti-corruption legislation;

(bb)	other than as set out in the Group structure chart, the Borrower owns no other equity and/or shares in any other business entity;

(cc)	it has acquainted itself with this Contract and determined that it is in its best commercial interest and consistent with its purpose of operations to enter into this Contract;

(dd)	no member of the Group is dormant (other than Biofrontera Neuroscience GmbH and Biofrontera Development GmbH);

(ee)	as on the date of this Contract, (i) information provided by the Borrower under the Application Form is complete, accurate and true in all respects; and (ii) the Borrower (and the Group as a whole where relevant) complies with the eligibility and exclusion criteria to be the beneficiary of the Credit as such criteria are listed in the Application Form;

(ff)	it is in compliance with all undertakings under this Contract;

(gg)	it is not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Project;

(hh)	the choice of the laws of England and Wales as the governing law of this Contract will be recognised and enforced in its jurisdiction of incorporation and any judgement obtained in England and Wales in relation to this Contract will be recognised and enforced in its jurisdiction of incorporation;

(ii)	it has not disclosed any information (whether confidential or otherwise) to the Bank, prior to the date of this Contract and at any time from the date of this Contract, which constitutes inside information within the meaning of Article 7 of the Market Abuse Regulation;

(jj)	it, the Guarantors and any other member of the Group have not issued or do not have in issue “financial instruments” which fall within the scope of Article 2 of the Market Abuse Regulations (Regulation 596/2014) save for the following:

(A)	its shares under ISINs DE0006046113 and DE000A2E41E4; and

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(B)	the bonds referred to under Schedule G (Existing Indebtedness); and

(kk)	it is not, nor to its knowledge any other member of the Group or any of their respective Subsidiaries and any of directors, officers, employees, agents of any of the foregoing is not:

(A)	a Restricted Party or engaging in or engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(B)	or never has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(C)	engaging or engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it, or

(D)	engaged or engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

The representations and warranties set out above shall survive the execution of this Contract and are, with the exception of the representations set out in paragraph (f), (m), (n), (t), (ee), (gg) and (kk) above, deemed repeated on each Disbursement Acceptance, Disbursement Date and on each Payment Date by reference to the facts and circumstances then existing.

ARTICLE 7

Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.01	Guarantee

(a)	The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee Agreement in form and substance satisfactory to it. The Borrower hereby acknowledges and consents to the terms of the Guarantee Agreement.

(b)	The Borrower shall procure that as soon as any other member of the Group becomes a Material Subsidiary (other than in the case of a Material Subsidiary incorporated in France), the Borrower shall promptly inform the Bank and procure that such member of the Group shalt (to the extent this is permitted under applicable mandatory corporate law, assuming that all relevant corporate approvals have been obtained) shall:

(i)       enter into a Guarantee Agreement duly executed by it;

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(ii)        provide the Bank with a certified copy of its resolution of the competent body (board of directors or general meeting of shareholders or other management body) duly authorising the execution of the Guarantee Agreement and duly authorising the person or persons signing the Guarantee Agreement on its behalf, together with the specimen signature of each such person or persons.

(iii)       provide the Bank with evidence that the Material Subsidiary has obtained all necessary Authorisations required in connection with the Guarantee Agreement;

(iv)       provide the Bank with a legal opinion of a reputable law firm in the jurisdiction of incorporation of such Material Subsidiary, addressed to the Bank in form and substance satisfactory to the Bank, on the valid existence of the Guarantor, the authority and capacity of the Guarantor to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement;

(v)        evidence of the constitutional documents of the Guarantor;

(vi)       a certificate of an authorised signatory of the Guarantor certifying that each copy document relating to it specified in this Article 7.01 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantee Agreement;

(vii)      evidence of appointment of the Guarantor’s agent of service;

(viii)     in the case of a Guarantor that is a US Guarantor, a certificate as to the existence and good standing of such Guarantor from the appropriate governmental authorities in such Guarantors jurisdiction of organisation; and

(ix)       a solvency certificate signed by the chief financial officer, chief accounting officer or other similar officer of a Guarantor that is a US Guarantor, each in form and substance satisfactory to the Bank.

7.02	Negative pledqe

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

For the purposes of this Article 7.02, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group, the sale, transfer or otherwise dispose of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

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(b)	Paragraph (a) above does not apply to any Security, listed below:

(i)          any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)         any lien arising by operation of law and in the ordinary course of trading;

(iii)        any Security over or affecting any asset acquired by a member of the Group after the date of this Contract if:

A.	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

B.	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

C.	the Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(iv)        any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Contract, where the Security is created prior to the date on which that company becomes a member of the Group, if:

A.	the Security was not created in contemplation of the acquisition of that company;

B.	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

C.	the Security is removed or discharged within 3 (three) months of that company becoming a member of the Group;

(v)          any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the suppliers standard or usual terms and not arising as a result of any default or omission by any member of the Group; or

(vi)         any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (v) above) does not exceed EUR 500,000 (five hundred thousand euros) (or its equivalent in another currency or currencies).

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7.03	Pari passu ranking

The Borrower shall ensure that its payment obligations under this Contract rank, and will rank not less than pari passu in right of payment with ail other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.04	Clauses by inclusion

If the Borrower or any other member of the Group concludes with any other financial creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant financial creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

7.05	Bond de-minimis repayment provisions

The Borrower may only voluntarily prepay the convertible bond due 1 January 2021 (as set out under Schedule G (Permitted Indebtedness)) and the convertible bond due 1 January 2022 (as set out under Schedule G (Permitted Indebtedness)) in accordance with the terms of the “Early Redemption for reasons of minimal outstanding Principal Amount” provision listed under the relevant part of the column entitled “De-minimis repayment provisions” of Schedule G (Existing Indebtedness)). The Borrower may not amend the “Early Redemption for reasons of minimal outstanding Principal Amount” provision of such bonds (or any other provisions of such bonds which may affect the de-minimis repayment terms of such bonds), without the prior written consent of the Bank.

ARTICLE 8

Information and Visits

8.01	Information concerning the Project

The Borrower shall:

(a)	deliver to the Bank:

(i)       the information in content and in form, and at the times, specified in Part A2 of Schedule A or otherwise as agreed from time to time by the parties to this Contract;

(ii)       any such information or further document concerning the Project as the Bank may reasonably require to comply with its obligations under the EFSI Regulation, and

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(iii)       any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time, provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrowers expense and the Borrower shall provide such persons with all assistance necessary for the purpose;

(b)	submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)       any action or protest initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project: and

(ii)       any fact or event known to the Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)       a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Project:

(iv)       any non-compliance by it with any applicable Environmental Law and

(v)       any suspension, revocation or modification of any Environmental Approval,

and set out the action to be taken with respect to such matters; and

(d)	provide to the Bank, if so requested a certificate of its insurers showing fulfilment of the requirements of Article 6.05(c);

8.02	Information concerning the Borrower

The Borrower shall:

(a)	deliver to the Bank:

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(i)         as soon as they become available, but in any event within 180 days after the end of each of its financial, its audited consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year, provided that if Article 8.05 (Confidential Information) applies, such information shall be provided to the Bank as soon as it becomes publicly available;

(ii)         as soon as they become available, but in any event within 120 days after the end of each of the relevant accounting periods for its interim consolidated and unconsolidated semi-annual report, balance sheet and profit and loss account for the first half-year of each of its financial years, provided that if Article 8.05 (Confidential Information) applies, such information shall be provided to the Bank as soon as it becomes publicly available;

(iii)         on the earlier of

(A)	the date on which its financial, its audited consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year are delivered to the Bank under paragraph (i) above; and

(B)	the date which is within 180 days after the end of each of its financial years,

a Compliance Certificate as set out in Schedule E signed by two directors of the Borrower (provided that if at the relevant time the Borrower only has one appointed director, the Compliance Certificate shall be signed by such director);

(iv)         on the earlier of:

(A)	the date on which its interim consolidated and unconsolidated semi-annual report, balance sheet and profit and loss account for the first half-year of each of its financial years are delivered to the Bank under paragraph (ii) above; and

(B)	the date which is within 120 days after the end of each of the accounting periods for its interim consolidated and unconsolidated semi-annual report,

a Compliance Certificate as set out in Schedule E signed by two directors of the Borrower (provided that if at the relevant time the Borrower only has one appointed director, the Compliance Certificate shall be signed by such director);

(v)         subject to the provisions of Article 8.05 (Confidential information), as soon as they become available but in any event within 30 days after the end of each of its financial half years:

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A.	the budgets which were delivered to and approved by the board of directors;

B.	an update on the financial performance of the Borrower against the agreed budgets;

C.	a succinct notification on the significant clinical and regulatory development milestones or achievements of the Borrower’s product portfolio; and

D.	a succinct notification on the significant changes in the development, licensing and distribution contracts portfolio related to the Borrower’s product portfolio;

(vi)         from time to time, such further information on its general financial situation as the Bank may reasonably require or such certificates of compliance with the undertakings of Article 6 as the Bank may deem necessary;

(vii)        any such information or further document concerning customer due diligence matters of or for the Borrower as the Bank may reasonably require within a reasonable time; and

(viii)       notify the Bank at least 5 Business Days prior to any prepayment of any bond listed under Schedule G (Permitted Indebtedness) and where the prepayment relates to a convertible bond such notification shalt be accompanied with a confirmation from the Borrower that the prepayment is in accordance with the terms of the “Early Redemption for reasons of minimal outstanding Principal Amount’ provision listed under the relevant part of the column entitled “De-minimis repayment provisions” of Schedule G (Existing indebtedness));

and

(b)	inform the Bank immediately in writing of:

(i)           any material alteration to its articles of association or shareholding structure and of any change of ownership of 5% or more of its shares after the date of this Contract;

(ii)          any fact which obliges it to prepay any financial indebtedness or any European Union funding;

(iii)         any event or decision that constitutes or may result in a Prepayment Event;

(iv)         any intention on its part to grant any security over any of its assets in favour of a third party;

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(v)       any intention on its part to relinquish ownership of any material component of the Project;

(vi)       any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;

(vii)      any event listed in Article 10.01 having occurred or being threatened or anticipated;

(viii)     any investigations concerning the integrity of the members of the Borrower’s Board of Directors, supervisory board or managers;

(ix)       to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrowers management bodies in connection with Illegal Activities related to the Loan or the Project;

(x)        any measure taken by the Borrower pursuant to Article 6.05 6.05(f) of this Contract; and

(xi)       any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which might, if adversely determined, reasonably likely result in a Material Adverse Change.

8.03	Visits by the Bank

The Borrower shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the EFSI Regulation, the competent EU institutions Including the European Court of Auditors, the Commission, the European Anti-Fraud Office, as well as person designated by the foregoing.

(a)	to visit the sites, installations and works comprising the Project;

(b)	to interview representatives of the Borrower, and not obstruct contacts with any other person involved in or affected by the Project; and

(c)	to conduct such on the spot audits and checks as they may wish and review the Borrower’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by the law.

The Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.

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In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Project, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Prefect with the result that the Loan or the EFSI financing were misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank’s views and keep the Bank informed.

The Borrower acknowledges that the Bank may be obliged to communicate information relating to the Borrower and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law.

8.04	Disclosure and publication

The Borrower acknowledges and agrees that:

(a)	the Bank may be obliged to communicate information relating to the Borrower and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation; and

(b)	the Bank may publish on its website or produce press releases containing information related to the financing provided pursuant to this Contract, with support of the EFSI including the name, address of the Borrower, the purpose of the financing and the type of financial support received under this Contract.

(c)	The Borrower hereby releases the Bank from any bank secrecy. Accordingly, the Bank may disclose all confidential information concerning this Contract, the Guarantee or any related document and the transactions envisaged thereunder that has been provided to the Bank by the Borrower or, on their behalf, third parties (including, but without limitation, the fact that the Bank and the Obligors entered into the business relationship established under this Contract, the Guarantee or any related document, the amount and the conditions of the Loans, the interest rate, provided security interests, the presence of a Default, any financial information on any of the Obligors) to such persons as permitted under this Article 8,04.

(d)	To the extent legally permissible, the above release in respect of any bank secrecy is irrevocable.

8.05	Confidential information

Where the Borrower provides information to the Bank in connection with this Contract, it shall clearly indicate whether or not such information is already public, and if it is confidential the Borrower shall ensure the public publication of such information at the same time, or immediately after, it is shared with the Bank. The Borrower will not share any inside information with the Bank before it is published to the market

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ARTICLE 9

Charges and expenses

9.01	Taxes, uties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if the Borrower is obliged to make any such deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

9.02	Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract and/or any Guarantee or any related document, any amendment, supplement or waiver in respect of this Contract and/or any Guarantee or any related document, and in the amendment, creation, management, enforcement and realisation of any Guarantee.

9.03	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract the Guarantee and/or any other related document, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, the Guarantee and/or any other related document or (ii) any amount owed to the Bank under this Contract, the Guarantee and/or any other related document or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

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(c)	The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, backing branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

ARTICLE 10

Events of Default

10.01	Right to demand repayment

Upon written demand being made by the Bank in accordance with the following provisions the Borrower shall repay all or part of the Loan (as requested by the Bank) forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract provided that, if an Event of Default under Article 10.01A(m) below shall occur, then without notice, demand or any other act by the Bank or any other person, the obligation of the Bank to make any Loan and the Credit shall automatically terminate, all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under this Contract or any Guarantee Agreement shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

For the avoidance of doubt, the Bank’s right to cancel the Credit pursuant to Article 1.05B shall not be restricted.

10.01A	Immediate demand

The Bank may make such demand immediately:

(a)	if the Borrower does not pay on the due date any amount payable pursuant to this Contract at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 Business Days of its due date;

(b)	if any information or document given to the Bank by or on behalf of the Borrower or any Guarantor or any representation, warranty or statement made or deemed to be made by the Borrower or any Guarantor in or pursuant to this Contract or any Guarantee (as applicable) is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of the Borrower, any Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction other than the Loan:

(i)         the Borrower, any Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

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(ii)        any financial commitment for such other loan or obligation is cancelled or suspended;

(d)	if the Borrower, any Guarantor or any other member of the Group incorporated in Germany:

(i)         is unable to pay its debts as they fall due (zahlungsunfähig) or is declared or is deemed to be unable to pay its debts as they fall due (drohend zahlungsunfähig) within the meaning of sections 17 and 18 of the German Insolvency Code (Insolvenzordnung), suspends making payments on all or a material part of its debts or announces an intention to do so;

(ii)        is over-indebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) or, with respect to any other member of the Group, the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities);

(iii)       commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

(iv)       files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens); or

(v)        preliminary insolvency administrator has been appointed or any other action has been taken within the meaning of section 21 of the German Insolvency Code (Insolvenzordnung) or the opening of insolvency proceedings is rejected due to insufficiency of funds (Abweisung mangels Masse):

(e)	if the Borrower, any Guarantor or any other member of the Group incorporated in any jurisdiction other than Germany is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(f)	if any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise or an order is made or an effective resolution is passed for the winding up of the Borrower, any Guarantor or any member of the Group, or if the Borrower, any Guarantor or any member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

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(g)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower, any Guarantor or any member of the Group or any property forming part of the Project;

(h)	if the Borrower, any Guarantor or any member of the Group defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank,

(i)	if the Borrower, any Guarantor or any member of the Group defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(j)	if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or any property forming part of the Project and is not discharged or stayed within 14 (fourteen) days;

(k)	if a Material Adverse Change occurs, as compared with the Borrower’s or any Guarantor’s condition at the date of this Contract;

(l)	if it is or becomes unlawful for the Borrower or any Guarantor to perform any of its obligations under this Contract or any Guarantee or this Contract or any Guarantee is not effective in accordance with its terms or is alleged by the Borrower or any Guarantor to be ineffective in accordance with its terms; or

(m)	without limiting any of the other clauses of this Article 10.01A:

(i)         a court of the US or any state thereof (a “US Federal or State Court”) having jurisdiction in the premises shall enter a decree or order for relief in respect of any other member of the Group or for all or any material part of its property in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the US or any state thereof now or hereafter in effect, which decree or order is not stayed or dismissed within seven days of it being entered; or any other similar relief shall be granted under any applicable US federal or state law;

(ii)        an involuntary case shall be commenced against the Borrower, any Guarantor or any other member of the Group or for all or any material part of its property under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the US or any state thereof now or hereafter in effect; or a decree or order of a US Federal or State court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, any Guarantor or any other member of the Group, or over all or a material part of its property, shall have been entered; and in any such event described in this paragraph (ii) shall continue for 60 days unless dismissed or discharged; or

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(iii)       the Borrower, any Guarantor or any other member of the Group shall have an order for relief entered with respect to it (or for all or any material part of its property) in a voluntary case or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of the US or any state thereof now or hereafter in effect, or shall consent to the entry of an order for relieve in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law.

10.01B Demand after notice to remedy

The Bank may also make such demand:

(i)	if the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or any Guarantor fails to comply with any obligation under any Guarantee or Guarantee Agreement: or

(ii)        if any fact related to the Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 Business Days from a notice served by the Bank on the Borrower or any Guarantor.

10.02	Other rights at law

Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.03	Indemnity

10.03(A) Trenches

In case of demand under Article 10.01 in respect of any Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Fee on any amount of principal due to be prepaid. Such Prepayment Fee payable as a result of cancellation and/or repayment of the Loan pursuant to Article 10.01 in respect of any Tranche shall be calculated in accordance with Article 4.02E but on the basis that:

(a)	the “Prepayment Date” shall be deemed to be the date specified in the written demand from the Bank, and

(b)	the “Prepayment Amount” shall be deemed to be the relevant amount demanded by the Bank pursuant to this Article 10.01.

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10.03(B) General

Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.

10.04	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11

Law and jurisdiction, miscellaneous

11.01	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

11.02	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 11.02 is for the benefit of the Bank only. As a result and notwithstanding Article 11.02(a), it does not prevent the Bank from taking proceedings relating to a dispute (including a dispute relating to the existence, validity or termination hereof or any non-contractual obligation arising out of or in connection with this Contract) in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

11.03	Agent of Service

Without prejudice to any other mode of service allowed under any relevant law, the Borrower hereby irrevocably appoints Elemental Process Agent Limited (company number 01745936), 27 Old Gloucester Street, London WC1N 3AX as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned. The Borrower unconditionally releases the agent of service from the restrictions of section 181 of the German Civil Code (Bürgeriiches Gesetzbuch), to the extent legally permissible.

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The Bank hereby appoints The Securities Management Trust Limited of 8 Lothbury, London EC2 7HH to be its agent for the purpose of accepting service of legal process.

11.04	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

11.05	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

11.06	Third party rights

A person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract.

11.07	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

11.08	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

11.09	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

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11.10	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

ARTICLE 12

Final clauses

12.01	Notices to either party

Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address, email address or facsimile number as set out below, or to such other address, email address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention Ops
100 boulevard Konrad Adenauer
L-2950 Luxembourg

Facsimile no: +352 43 79 67397

	Email address:	ops-enpst3-shared©eib.org
y.zhang@eib.org

For the Borrower	Attention: Chief Financial Officer

Hemmelrather Weg 201, 51377 Leverkusen, Germany
	Facsimile no.:	+49 (214) 876 3290
	Email address:	press@biofrontera.com

12.02	Form of notice

Any notice or other communication given under this Contract must be in writing.

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, facsimile or e-mail. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter, on receipt of transmission in relation to a facsimile, or on the date when the e-mail is sent in relation to an e-mail message from the Bank to the Borrower or when confirmed by return e-mail by an authorised officer of the Bank to have been received in readable form, in the case of an e-mail sent by the Borrower to the Bank.

Other notices and communications may be made by hand delivery, registered letter, facsimile or e mail.

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Without affecting the validity of any notice delivered by e-mail or facsimile according to the paragraphs above, a copy of each notice delivered by e-mail or facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.

Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

12.03	Recitals and Schedules

The Recitals and the following Schedules form part of this Contract:

Schedule A	Project Specification and Reporting

Schedule B	Definition of EURIBOR

Schedule C	Forms for Borrower

Schedule D	Form of Certificate from Borrower

Schedule E	Compliance Certificate

Schedule F	Performance Participation Interest Examples

Schedule G	Existing Indebtedness

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed on the date referred to below:

At Luxembourg, this _____ May 2017

Signed for and on behalf of				Signed for and on behalf of

EUROPEAN INVESTMENT BANK				BIOFRONTERA AG

Name:	Adrian Kamenitzer	Name:	Stefan Becker	Name:	Prof. Dr. Hermann Lübbert	Name:	Thomas Schaffer
Title:	Director	Title:	Senior Counsel	Title:	CEO (Vorstadsvorsitzender)	Title:	CFO (Vorstand)

Signature:		Signature:		Signature:		Signature:

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Schedule A

Project Specification and Reporting

Part A1 Technical Description (Article 6.02)

Purpose, Location

The Project concerns the Borrowers research and development activity on the expansion of indications for its lead product, Ameluz. These indications include the treatment of non-melanoma skin cancers, such as Basal Cell Carcinoma. The Borrower, established in 1997, is headquartered in Leverkusen, Germany and currently employs over 60 people.

Description

The Project comprises of running post-marketing level clinical trials to produce data for obtaining regulatory clearances, both in the European Union and the US, for their lead product in different indications and treatment modalities. In addition, such data is to be used for gaining reimbursement in all main markets. More specifically, it includes four sub-projects:

(i)	Producing supportive clinical and preclinical data to gain marketing authorization for Ameluz in various new indications in the European Union;

(ii)	Generating an Active Substance Masterfile (ASMF) for 5-aminolevulic acid to be used in regulatory filings outside the US;

(iii)	Activities related to filing in the US of a New Drug Application (NDA) for Ameluz to be used in conjunction with Rhodoled; and

(iv)	Collecting clinical data to support a label claim of using Ameluz in daylight phatodynamic therapy (PDT).

Calendar

The Project will be implemented over the period 2016-2020.

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Part A2 - Information Duties under Article 8.01(a)

1.	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Contact
Company	Biofrontera AG
Contact person	Hermann Lübbert
Title	CEO
Address	Hemmelrather Weg 20, D-51377 Leverkusen
Phone	+49 214 876 32 0
Fax	+49 214 876 32 90
Email	h.luebbert@biofrontera.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being. The Borrower shall inform the Bank immediately in case of any change.

2.	Information on specific subjects

The Borrower shall deliver to the Bank the following information at the latest by the deadline indicated below.

Document / information	Deadline
N/A

3.	Information on the project’s implementation

The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information		Deadline	Frequency of Reporting
Project Progress Report		30 April 2016	Annually

-	A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;	30 April 2019
-	Update on the date of completion of each of the main
-	Project’s components, explaining reasons for any possible delay;
-	Update on the cost of the Project, explaining reasons for any possible cost variations vs. initial budgeted cost;

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Document / information		Deadline	Frequency of Reporting
-	A description of any major issue with impact on the environment;
-	Update on the Project’s demand or usage and comments;
-	Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
-	Any legal action concerning the Project that may be on-going;
-	Non-confidential project-related pictures, if available.

Table 1. Initial Project Cost Breakdown (monitoring reference):

EUR 000	2016	2017	2018	2019	2020	Total
Personnel	1.5	1.9	2.1	2.2	2.3	10.0
Consumables	0.8	0.3	0.4	0.5	0.6	2.6
CROs	10	2.9	2.6	2.9	2.9	12.2
Regulatory approval	1.6	1.0	1.0	1.1	1.1	5.9
Services	0.6	0.6	1,8	1.4	1.4	5.8
Other	0.8	0.8	0.8	0.8	0.9	4.1
Total costs	6.2	7.4	8.7	9.0	9.2	40.5

4.	Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information		Date of delivery to the Bank
Project Completion Report, including		30 June 2020
-	A final Technical Description of the Project as completed, explaining the reasons for any significant change compared to the Technical Description in A.1.;
-	The date of completion of each of the main project’s components, explaining reasons for any possible delay;
-	The date of completion of each of the main project’s components, explaining reasons for any possible delay;
-	The final cost of the Project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-	Employment effects of the project: person-days required during implementation as well as permanent new jobs created;
-	A description of any major issue with impact on the environment or social impacts;
-	Update on procurement procedures and explanation of deviations from the procurement plan;
-	Update on the Project’s demand or usage and comments;
-	Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
-	Any legal action concerning the Project that may be on-going;
-	An update on the following Monitoring Indicators:

Language of reports	English

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Schedule B

Definitions of EURIBOR

A.	EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (b) and (c) above, “available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), under the sponsorship of EMMI and EURIBOR AC I, or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank.

“Screen Rate” means the rate of interest for deposits in EUR far the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Sank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank. to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 111100, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than 2 (two) quotations are provided as requested, the rate for that. Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.

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If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

B.	GENERAL

For the purposes of the foregoing definitions

(a)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(b)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(c)	If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI and EURIBOR ACI (or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank), the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

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Schedule C

Form of Disbursement Offer/Acceptance (Articles 1.02B and 1.02C)

To:	Biofrontera AG

From:	European Investment Bank

Date:

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and Biofrontera AG dated [•] (the “Finance Contract”)

	Fl number ________	Serapis number ________

Dear Sirs.

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 1.02B of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	the amount and currency to be disbursed:

(b)	Scheduled Disbursement Date.

(c)	the Cash Pay Margin applicable until the Maturity Date:

(d)	the Disbursement Date Market Capitalisation:

(e)	the Disbursement Date Notional Equity Proportion:

(f)	the Deferred Interest Rate:

(g)	the Interest payment periodicity;

(h)	the Payment Dates:

(i)	the Maturity Date:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following fax number [___] no later than the Disbursement Acceptance Deadline of Time), Luxembourg time, on [date].

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The Disbursement Acceptance must be accompanied (if it has not been previously supplied) by:

(a)	the indication of the bank account (with IBAN code in case of disbursements in FUR or the appropriate format for the relevant currency) where disbursement of the Tranche should be made; and

(b)	evidence of the authority of the person or persons authorised to sign it on behalf of the Borrower and the specimen signature of such person or persons.

If not accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse,

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 1.04.

Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer:

For and behalf of Biofrontera AG

Date:

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Schedule D

Form of Certificate from Borrower (Article 1.04(B))

To:	European Investment Bank

From:	Biofrontera AG

Date:

Subject:	Finance Contract between European Investment Bank and Biofrontera AG dated [•] (the “Finance Contract”)

	Fl number ________	Serapis number ________

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter. For the purposes of Article 1.04 of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing unremedied;

(b)	no security of the type prohibited under Article 7.02 has been created or is in existence;

(c)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01, save as previously communicated by us;

(d)	no Default has occurred and is continuing unremedied or unwaived;

(e)	no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(f)	the representations and warranties to be made or repeated by us under Article 6.21 are true in all respects; and

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract.

Yours faithfully,

For and on behalf of Biofrontera AG
Date:

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Schedule E

Form of Compliance Certificate

To	European Investment Bank

From:	Biofrontera AG

Date:

Subject:	Finance Contract between European Investment Bank and Biofrontera AG dated [6] (the “Finance Contract”)

	Fl number ________	Serapis number ________

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(i)          no security of the type prohibited under Article 7.02 has been created or is in existence;

(ii)         no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it]; and

(iii)        it has no other Material Subsidiaries other than the Material Subsidiaries identified in Recital 6 of the Finance Contract. [If this statement cannot be made, this certificate should identify the relevant subsidiary and the steps under Article 7.01 will have to occur].

Yours faithfully,

For and on behalf of Biofrontera AG

[director]	[director]

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Schedule F

Performance Participation Interest Examples

The following examples have been provided as a worked example to illustrate the calculation of the Performance Participation Interest. These examples have been provided for illustration purposes only

1.	Disbursement Date in respect of the relevant Tranche (Year 1)

•	Disbursement of Tranche = EUR 10,000,000

•	Disbursement Date Market Capitalisation = EUR 160,000,000

•	Disbursement Date Notional Equity Proportion = (EUR 10,000,000) x (2%) x (5 years) / (EUR 160,000,000) = 0.00625 (or 0.625%)

2.	Maturity Date in respect of the relevant Tranche (Year 5)

(a)	Upside Scenario

•	Maturity Date Market Capitalisation (in relation to the Maturity Date or on any date earlier than the Maturity Date in the event of a prepayment or an acceleration of all or part of that Tranche) = EUR 200,000,000

•	Performance Participation Interest = 0.00625 x EUR 200,000,000 = EUR 1,250,000

(b)	Downside Scenario

•	Maturity Date Market Capitalisation (in relation to the Maturity Date or on any date earlier than the Maturity Date in the event of a prepayment or an acceleration of ail or part of that Tranche) = EUR 100,000,000.

•	Performance Participation Interest = 0.00625 x EUR 100,000,000 = FUR 625,000

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Schedule G

Existing Indebtedness

Source	Outstanding amount	De-minimis repayment provision

8% option bond due 1 January 2018	EUR 4,930,000 (of which EUR 1,500,000 are held by Borrower)	N/A

6% subordinated convertible bond due 1 January 2021	EUR 83,000	Paragraph 4(4) of the terms of the bond states:

“Early Redemption for reasons of minimal outstanding Principal Amount. The Issuer may at any time redeem all, but not part of the Bonds at their Principal Amount, together with interest accrued thereon until (but excluding) the date of redemption if at any time the Principal Amount of the Bonds outstanding is below 15% of the initially issued amount of Bonds. Notice of early redemption shall be given not less than 30 nor more than 60 days before the day fixed in the notice on which any Bonds become due for early redemption. The Provisions of the preceding paragraph shall apply accordingly.”

The provisions of the preceding paragraph state that such notice will be irrevocable and must state the date of the early redemption and the last day on which Conversion Rights may be exercised by Bondholders.

The initially issued amount of the Bonds was 49,990 bonds in a total nominal amount of EUR 4,999,000, so the de minimis threshold is reached when EUR 749,850 or less are outstanding (which is already the case as at the date of this Contract).

Defined terms used above have the meaning given to them under the terms and conditions of the 6% subordinated convertible bond due 1 January 2021.

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6% subordinated convertible bond due 1 January 2022[1]	EUR 2,663,400	Paragraph 4(3) of the terms of the bond states:

“Early Redemption for reasons of minimal outstanding Principal Amount. The Issuer may at any time redeem all, but not part of the Bonds at their Principal Amount, together with interest accrued thereon until (but excluding) the date of redemption if at any time the Principal Amount of the Bonds outstanding is below 15% of the initially issued amount of Bonds, Notice of early redemption shall be given not less than 30 nor more than 60 days before the day fixed in the notice on which any Bonds become due for early redemption. The provisions of the preceding paragraph shall apply accordingly.”

The provisions of the preceding paragraph state that such notice will be irrevocable and must state the date of the early redemption and the last day on which Conversion Rights may be exercised by Bondholders.

The initially issued amount of the Bonds is EUR 4,999,000. Therefore, the Borrower may repay the convertible bond under the above de-minimis clause once the outstanding amount reaches EUR 749,850 or falls below that amount.

Defined terms used above have the meaning given to them under the terms and conditions of the 6% subordinated convertible bond due 1 January 2022.

1 (1) includes the following covenant :

“Each Bondholder is entitled to declare due and payable by submitting a notice of termination (Termination Notice”) its entire claims arising from the Bonds and demand payment of their Principal Amount, plus interest accrued on the Principal Amount until (but excluding) the day of actual redemption, if the Issuer, for any reason whatsoever, fails within 30 days after the relevant payment date to pay any amounts due and payable on the Bonds; or

the Issuer Exceeds the Permissible Indebtedness by debt borrowing.

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The issuer ‘Exceeds the Permissible Indebtedness’ if by debt borrowing both (i) the Net Financial Indebtedness of the Issuer exceeds EUR 25 million, and (ii) the Net Indebtedness Quota of the Issuer exceeds 4.0. Exempt are any debt borrowings for the purpose of financing the claims of Bondholders arising out of these Bonds.

“Net Financial Indebtedness’ means the sum of long-term financial liabilities and short-term financial debt, less cash and cash equivalents.

“Net Indebtedness Quota” means the quotient of Net Financial Indebtedness divided by EBITDA.

“EBITDA” means the profit or loss for the period, adjusted for depreciation and amortization, tax, interest expenses and interest income.

The calculation of Net Financial Indebtedness, Net Indebtedness Quota and EBITDA shall be based on the respective most recent published annual group or interim quarterly financial reports at the time of the debt borrowing. Insofar as the audited financial report shows Net Financial Indebtedness, Net Indebtedness Quota and/or EBITDA, the respective calculation shall be binding both for the Issuer and the Bondholders.

The Issuer shall not be considered to Exceed the Permissible Indebtedness if the Net Indebtedness Quota exceeds 4.0 due to a reduction of the EBITDA.”

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